Exhibit 2.1

FINAL

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made on the      day of December, 2009 by and between GENIE INDUSTRIES, INC., a Washington corporation with its principal offices at 18340 NE 76th Street, Redmond, Washington 98073 (“Seller”) and MANITEX LOAD KING, INC., a Michigan corporation with its principal offices at 7402 West 100th Place, Bridgeview, Illinois 60455 (“Purchaser”).

WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which Purchaser will acquire from Seller, and Seller shall sell to Purchaser, substantially all of Seller’s operating assets and business operations of its specialized low-bed, heavy-haul, bottom-dump, and platform trailer manufacturing business conducted at the Facilities upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the terms, conditions, representations and covenants as herein set forth, the parties hereto hereby agree as follows:

§1. Definitions. As used herein, the following terms shall have the following meanings unless the context otherwise requires.

“Accounting Firm” has the meaning set forth in Section 3(e) hereof.

“Action” means any action, suit, claim, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), order, investigation, or other similar action.

“Affiliates” means, with respect to Purchaser or Seller, those Persons which are controlled by, controlling or under common control with, such Person.

“Agreement” means this Asset Purchase Agreement, as amended, restated, modified or supplemented.

“Assets” mean all of the assets, properties, Assigned Contracts and rights to be sold and assigned to Purchaser pursuant hereto as expressly provided in Section 2(a) hereof, other than the Excluded Assets.

“Assigned Contracts” means those contracts, purchase orders, leases or agreements set forth in Schedule 2(a)(vii) hereto.

“Assumed Liabilities” has the meaning set forth in Section 4 hereof.

“Audit” has the meaning set forth in Section 14(d) hereof.

“Auditor” has the meaning set forth in Section 14(d) hereof.

“Basket” has the meaning set forth in Section 12(g) hereof.

“Business” means the trailer manufacturing and related product and service business presently conducted by Seller at the Facilities, including but not limited to all specialized low-bed, heavy-haul, bottom-dump, and platform trailer manufacturing, and all business conducted under the names Terex Load King and Precision Trailer.

“Cap” has the meaning set forth in Section 12(g) hereof.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 3(a) hereof.

“Closing Date Consideration” has the meaning set forth in Section 3(b) hereof.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code § 4980B.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statutes thereto.

“Disputed Item” has the meaning set forth in Section 3(e) hereof.

“Effective Time” shall mean 11:59 P.M. United States eastern standard time on the Closing Date.

“Encumbrances” means any mortgage, pledge, lien, security interest, restriction on use, or other encumbrance, charge or adverse claim of any nature whatsoever on any property or property interest other than (i) any mechanic’s, materialmen’s or similar statutory Encumbrance incurred in the ordinary course of business for monies not yet due, and (ii) any Encumbrance for taxes not yet due. For the avoidance of doubt, Encumbrance shall not include any license relating to assets or property.

“Environmental Laws” means all laws, regulations, ordinances, standards, rules, orders, judgments and common law relating to the protection of health, safety or the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statutes thereto.

“Excluded Assets” has the meaning set forth in Section 2(b) hereof.

“Facilities” means the real property, buildings and other improvements of Seller located at:

(i) 701 East Rose Street, Elk Point, South Dakota 57025,

(ii) 702 East Rose Street, Elk Point, South Dakota 57025, and

(iii) 306 Pearl Street, Elk Point, South Dakota 57025,

all as more fully described in the warranty deeds included in Schedule 1 attached hereto.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Entity” means any Federal, state, provincial or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization or government tribunal or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Gross Revenue” has the meaning set forth in Section 3(c) hereof.

“Hazardous Materials” means (a) pollutants or contaminants; (ii) hazardous, toxic, or infectious substances, chemicals, materials or wastes; (iii) petroleum including crude oil or any derivate or faction thereof; (iv) asbestos fibers; (v) solid waste; and (vi) radioactive materials.

“Indemnified Party” and “Indemnifying Party” have the meanings set forth in Section 12 hereof.

“Knowledge” or “Known by” means the actual knowledge of Timothy Maxson, Brent Hepner and Lee Anderson after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, order, rule or requirement of any Governmental Entity.

“Liability” means any liability or obligation whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due.

“Load King Intellectual Property” means all (a) registered and unregistered patents, patent applications, patent disclosures and improvements thereto, (b) registered and unregistered trademarks, service marks, logos, trade names and corporate names and registration and applications for registration thereof, including but not limited to LOAD KING and POWER FOLD, (c) registered and unregistered copyrights and copyright applications for registration thereof, (d) computer software, data and documentation, trade secrets and confidential business information (including, without limitation, ideas, know-how, manufacturing and engineering information, production processes and techniques, designs, discoveries, schematics, assembly drawings, prototypes, molds, tool drawings, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information), (e) all internet addresses, domain names, web sites and other Business addresses, including but not limited to loadkingtrailers.com, (f) other proprietary rights, and (g) copies and tangible embodiments thereof (in whatever form or medium) used primarily or exclusively in the Business.

“Loss” means any loss, liability, claim, assessment, cost, damage or expense (including reasonable attorneys’ fees and expenses); provided, that “Losses” shall not include any treble, punitive, special, exemplary or consequential damages or damages for lost profits or diminution in value, except to the extent included in a final, non-appealable judgment obtained by a third party against an Indemnified Party.

“Manitex Stock” has the meaning set forth in Section 3(b)(ii) hereof.

“Manitex Stock Note” has the meaning set forth in Section 3(b)(ii) hereof.

“Ordinary Course of Business” means the ordinary course of business consistent with Seller’s past custom and practice.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Entity or other entity.

“Products” has the meaning set forth in Section 8(l) hereof.

“Purchaser Indemnified Parties” has the meaning set forth in Section 12(c) hereof.

“Purchase Note” has the meaning set forth in Section 3(b)(iii) hereof.

“Purchase Price” means the Closing Date Consideration plus or minus any adjustments as provided in Section 3(c).

“Purchaser” has the meaning set forth in the first paragraph of this Agreement.

“Purchaser’s Plans” has the meaning set forth in Section 14(b)(i) hereof.

“Real Property” has the meaning set forth in Section 7 hereof.

“Receivables” has the meaning set forth in Section 2(a)(iv) hereof.

“Representatives” means, as to any Person, its accountants, counsel, consultants, officers, directors, employees, agents and other advisers and representatives.

“Security Agreement” has the meaning set forth in Section 3(b)(iii) hereof.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 12(b) hereof.

“Seller’s Plans” has the meaning set forth in Section 14(b) hereof.

“Seller Transaction Documents” has the meaning set forth in Section 8(a) hereof.

“Tangible Assets” has the meaning set forth in Section 2(a)(iii) hereof.

“Tax” or “Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Tax authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

“Terex Intellectual Property” means the names “Terex” and “Genie” and any derivation thereof and all other intellectual property (including patents, patent rights, copyrights, trade names, trademarks (including the Terex crown), logos, trade secret rights, domain names and websites) that is owned by Seller, Seller’s parent or any of its Affiliates and is not primarily used in or material to the Business and specifically excluding the names “Load King” and “Precision Trailer Restoration,” the other Load King Intellectual property.

“Transferred Employee” means any person who is an employee of Seller immediately prior to the Closing Date who is offered employment by Purchaser and accepts employment with Purchaser following the Closing Date.

“Transferred Records” has the meaning set forth in Section 2(a)(xii) hereof.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, and any successor statutes thereto.

§2. Purchase and Sale of Assets.

(a) Purchased Assets. Subject to the terms and conditions hereinafter set forth, Seller hereby sells, assigns, transfers, conveys and delivers to Purchaser, and Purchaser hereby purchases from Seller for the Purchase Price, all of Seller’s right, title and interest in all of the assets related to or primarily used in connection with the Business, as they exist as of the Closing, together with all accrued benefits and rights pertaining thereto, but not including the Excluded Assets (the “Assets”) free and clear of all Encumbrances, including, without limitation:

(i) Goodwill. All of the goodwill of the Business.

(ii) Inventories. All inventories of raw materials, work in process and finished goods and supplies, tools and spare parts, wherever held, for use in the Business, in each case, to the extent described in Schedule 2(a)(ii).

(iii) Tangible Assets. All tangible assets used exclusively or primarily in the operations of the Business, wherever located, (including without limitation, furniture, machines, equipment, tools, vehicles, tractors trailers, forklifts, spare parts and computer hardware and other equipment used in connection with the Business, including but not limited to, those assets described in Schedule 2(a)(iii) hereof (the “Tangible Assets”).

(iv) Accounts. All accounts and notes receivable, and other evidence of indebtedness to and right to receive payments arising out of sales by Seller or occurring in connection with the conduct of the Business, whether or not in the ordinary course, whether billed or unbilled, whether current or non-current, together with all unpaid financing charges accrued thereon, if any, including any related claims or rights of action (“Receivables”).

(v) Real Property. All of Seller’s right, title and interest in and to the real property and buildings constituting the Facilities.

(vi) Warranties. To the extent transferable to Purchaser, all warranty, indemnification and other rights (including performance guaranties) with respect to the Assets described in Sections 2(a)(ii) or 2(a)(iii) above that arise under any agreements pursuant to which Seller acquired such Assets.

(vii) Assigned Contracts. The Assigned Contracts identified in Schedule 2(a)(vii).

(viii) [intentionally left blank]

(ix) Load King Intellectual Property. All of Seller’s rights in and to, including the right to sue at law or in equity for any past, present or future infringement or other impairment of the Load King Intellectual Property, including but not limited to the items listed in Schedule 2(a)(ix) and the names “Load King Trailers” and “Precision Trailer Restoration” and any variations thereof, and excluding any Terex Intellectual Property.

(x) Leases. Seller’s rights under the leases to be assigned to Purchaser as identified in Schedule 2(a)(x), and all leasehold or other interests of Seller in the property leased pursuant to such leases, including the right to use any equipment or vehicles leased under such leases, and including the right to any security deposits or prepayments made thereunder.

(xi) Telephone Numbers. Such rights as Seller has to use its present telephone numbers related to the Business, identified in Schedule 2(a)(xi).

(xii) Documents. All supplier lists, invoices and supplier contact information and operating data and other files, data or documentation used by Seller in connection with its operation of the Business or relating to the Assets (collectively, the “Transferred Records”), exclusive, however, of Seller’s tax returns, stock records, corporate charter and seals, minute books and other similar corporate materials of Seller.

(xiii) Permits. The Permits listed on Schedule 2(a)(xiii).

(xiv) Prepaids. All prepaid expenses made in connection with the Business.

(b) Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the parties hereto agree that the term “Assets” as defined in Section 2(a) hereof (including the schedules to Section 2(a) hereof where relevant), shall not include, and Seller shall not transfer to Purchaser and Purchaser shall not accept, any of the following (collectively, the “Excluded Assets”):

(i) all cash, cash equivalents and marketable securities of Seller and its Affiliates;

(ii) all rights and interests of Seller and its Affiliates under, and any funds and other property held in any trust or other funding vehicle pursuant to, any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) or any other employee benefit plan, program, agreement or arrangement of Seller or its Affiliates;

(iii) all rights, claims, benefits, proceeds and other interests of Seller or its Affiliates in, to and under any and all insurance policies;

(iv) all books and records, tax returns, financial information and other information, data and documents not included in the Transferred Records;

(v) the Terex Intellectual Property; and

(vi) any rights to tax refunds and credits (and additional amounts thereof) of Seller or its Affiliates).

Purchaser is not purchasing, nor does it have any interest in or right to purchase, the Excluded Assets.

§3. Closing; Purchase Price.

(a) Closing. The Closing shall take place on the date hereof (the “Closing Date”), subject to the delivery of the documents set forth in Sections 10 and 11 hereof on or prior to the date hereof. The Closing shall be deemed effective as of the Effective Time.

(b) Consideration Payable at Closing. At the Closing, Purchaser shall:

(i) pay to Seller the sum of One Hundred Thousand Dollars ($100,000) in cash, by means of wire transfer to an account designated in writing by Seller to Purchaser;

(ii) issue to Seller shares of the common stock of Manitex International, Inc. having a market value equal to Two Hundred Fifty Thousand Dollars ($250,000) (“Manitex Stock”), or execute and deliver a note from Purchaser in favor of Seller payable in such Manitex Stock in the form of Exhibit D attached hereto (“Manitex Stock Note”). For the purposes of determining the market value of the shares of Manitex Stock, the value of each such share shall be the average of the closing prices on the National Association of Securities Dealers Automated Quotation System as reported in The Wall Street Journal (national edition) (or if not reported thereby, any other authoritative source) for the twenty (20) consecutive trading days ending on the trading day immediately prior to the date of such payment; and

(iii) execute and deliver a promissory note in the amount of Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000.00) attached as Exhibit A hereto (the “Purchase Note”). The Purchase Note shall be for a term of seven (7) years. Interest shall be paid quarterly, in arrears, commencing as of the Closing Date. The unpaid principal balance of the Purchase Note shall bear interest at the rate per annum equal to six percent (6.0%). Interest shall be calculated for the actual number of days elapsed, using a daily rate determined by dividing the annual rate by three hundred sixty (360) days. During the initial two-year period of the Purchase Note, Purchaser may, at its option, make payments of accrued interest only. After such two year period, in addition to the quarterly payments of interest, principal shall be payable annually in equal installments. In order to induce Seller to accept the Purchase Note and enter into this Agreement, Seller agrees to execute and deliver the Security Agreement attached as Exhibit B hereto (the “Security Agreement”) and the mortgage on the Real Property attached as Exhibit C hereto. The Manitex Stock (or the Manitex Stock Note, as the case may be), the Purchase Note and cash payment of $100,000 are hereinafter referred to as the “Closing Date Consideration”.

(c) Earnout. In the event that Purchaser’s gross revenue with respect to the Business (“Gross Revenue”) for any of the calendar years 2010, 2011 or 2012 is equal to or greater than Thirty Million Dollars ($30,000,000), then Purchaser shall pay to Seller as additional Purchase Price hereunder a one-time payment in the amount of Seven Hundred Fifty Thousand Dollars ($750,000) (the “Earnout Amount”) in the form of a promissory note as described below in this Section 3(c).

For the avoidance of doubt, Seller may earn only one Earnout Amount, and the maximum amount of additional Purchase Price which may be earned hereunder shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000). Any amount earned under this Section 3(c), shall be paid by issuance of a promissory note by Purchaser to Seller.

For each of the years 2010, 2011 and 2012, Purchaser shall calculate and deliver to Seller an accounting of Gross Revenue in accordance with GAAP for such years by March 31st of the following year. In the event that Seller disputes Purchaser’s calculation of Gross Revenue in any such year, such dispute shall be resolved in accordance with Section 3(e) hereof. If in 2010, 2011 or 2012 the Earnout Amount is earned by Seller under this Section 3(c), Purchaser shall, within five (5) days of the final determination of the Gross Revenue for such year, execute and deliver to Seller an additional promissory note for the Earnout Amount. The promissory note shall be in substantially the same form and contain the same terms as the Purchase Note, except that the term of such additional note shall commence the month after the principal amount of the Purchase Note is paid in full and continue for three years from the date thereof. Notwithstanding the foregoing, in the Event of Default (as that term is defined in the Purchase Note) of the Purchase Note, such additional note shall become immediately due and payable. At the time any such additional note is issued by Purchaser, Seller and Purchaser agree to amend the Security Agreement to reflect the issuance of such additional note in order to secure the prompt payment, performance and discharge of such note.

(d) Purchaser agrees that during the calendar years 2010, 2011 and 2012 it will consistently apply allocation methodologies as among the Business, other facilities of Purchaser (and its Affiliates).

(e) Dispute Resolution. Purchaser shall provide Seller with reasonable access to all documents and records which are relevant in determining the accuracy of the calculation of Gross Revenue submitted by Purchaser. If Seller desires to dispute any matter set forth in Seller’s calculation of Gross Revenue for 2010, 2011 or 2012 (each a “Disputed Item”), Seller must, within sixty (60) days of its receipt of such calculation submitted by Purchaser, deliver to Purchaser a written notice of its objections. If Seller does provide a notice of objections to Purchaser within such sixty (60) day period, the parties shall negotiate in good faith to resolve the Disputed Items identified in such notice. If the parties agree to settle any Disputed Item as a result of such negotiations, such agreed upon resolution shall be final and binding on all parties; provided, if the parties are unable to resolve all Disputed Items within ten (10) business days after Purchaser receives Seller’s notice of objections, Purchaser and Seller shall together, within five (5)

business days after the foregoing ten (10) business day period, select a nationally or regionally recognized accounting firm of independent certified public accountants, other than one that currently performs any services for Purchaser and Seller or the Business, to review and resolve the parties’ remaining Disputed Items; and if the parties are unable to agree to the selection, the selection shall be made by and under the rules of the American Arbitration Association. The accounting firm so selected pursuant to this Section is hereafter referred to as the “Accounting Firm.” Purchaser and Seller shall direct the Accounting Firm to review the documents related to the calculation of the remaining Disputed Items and any other relevant evidence that either party may wish to present to resolve the dispute in question and to deliver to Purchaser and Seller its resolution of the remaining Disputed Items, together with its work papers relating thereto, as soon as practicable, but in any event, no later than thirty (30) days from the date the Accounting Firm is appointed. The determination of the Accounting Firm regarding the remaining Disputed Items shall be binding on the parties for all purposes of this Agreement. The fees and disbursements of the Accounting Firm shall be allocated between Purchaser and Seller and paid by such parties based on the relative difference between the final determination of the remaining Disputed Items by the Accounting Firm and each party’s last settlement offer on the remaining Disputed Items prior to appointment of the Accounting Firm

(f) Proration of Certain Items. Notwithstanding anything to the contrary contained herein, any ad valorem, use or similar taxes imposed on the Assets and other expense items such as rentals, utilities and similar expenses with respect to the Assets that relate to a period beginning before the Closing Date and ending after the Closing Date shall be apportioned as of the Effective Time such that Seller shall be liable for (and shall reimburse Purchaser to the extent that Purchaser shall subsequently pay) that portion of such taxes and other expense items relating to, or arising in respect of, periods through the Closing Date, and Purchaser shall be liable for (and shall reimburse Seller to the extent they shall have paid) that portion of such taxes and other expense items relating to, or arising in respect of, periods after the Closing Date. As soon as practicable following the Closing, Purchaser and Seller shall mutually determine the precise amount due hereunder to or from Purchaser for such matters and Purchaser and Seller hereby agree to thereupon make prompt payment of any amounts due to the other to finally settle such amounts due hereunder.

(g) Allocation of Purchased Assets; Transfer Taxes. The Purchase Price for the Assets shall be allocated as mutually agreed upon by the parties within ninety (90) days after the final determination of the Closing Working Capital Calculation in accordance with this Agreement. Purchaser and Seller covenant and agree that they shall file Form 8594, Asset Acquisition Statement under Section 1060 of the Code, with their tax returns for the taxable year that includes the Closing Date in a manner consistent with the reporting requirements of Section 1060 of the Code. All sales, transfer and similar taxes payable in connection with the sale and transfer of the Assets shall be the responsibility of, and shall be paid by, Purchaser unless specifically provided for otherwise in this Agreement.

§4. Assumption of Liabilities. Except for the excluded liabilities (the “Excluded Liabilities) listed herein, Purchaser hereby assumes all liabilities, duties and obligations of Seller with respect to the Business incurred by Seller prior to the Closing Date, including under only the Assigned Contracts and no other Seller’s Contracts and including the accounts payable and goods received not invoiced (collectively, the “Assumed Liabilities”) and hereby assumes and agrees to pay, perform and discharge as and when due the Assumed Liabilities. In the event that Purchaser and Seller are unable to obtain the consent of the counterparty to any contract or agreement which is an Assumed Liability, the parties hereto shall continue to use their reasonable best efforts to obtain an assignment of such contract or agreement after closing and Purchaser agrees to assume the liabilities, duties and obligations of Seller as to such agreement or contract so long as Seller provides the benefits of the contract to Purchaser as to such agreement or contract notwithstanding the absence of such assignment.

The Assumed Liabilities shall not include, and Seller shall not assign to Purchaser, and Purchaser shall not assume, any of the Excluded Liabilities. Excluded Liabilities shall be: (i) Liabilities for Taxes attributable to Seller or the Business for periods prior to the Closing Date; (ii) Liabilities for borrowed money, including debt and notes payable to any Affiliate of Seller; (iii) Liabilities of Seller for fees, costs and expenses of attorneys, independent public accountants, investment bankers, consultants or other representatives incurred in connection with the negotiation, preparation or consummation of the Seller’s Transaction Documents (including fees, costs and expenses incurred in connection with the Audit); (iv) Liabilities arising out of or related to the Excluded Assets; (v) Liabilities of Seller arising out of or based on any contract (other than the Assigned Contracts) entered into prior to the Closing Date; (vi) Liability to former employees of the Business (and any dependents of such employees), including benefits, workers’ compensation, overtime liabilities or non-compliance with any Labor law; (vii) Liability for union and the collective bargaining agreement or ERISA not assumed by Purchaser; (viii) Liabilities arising from any injury occurring prior to the Closing Date and resulting from Products sold prior to the Closing Date but for which a claim is not made until three years or more following the Closing Date; (ix) all intercompany accounts of Seller, excluding trade company accounts; and (x) the following accrued liabilities as listed on Seller’s November balance sheet, as each such accrual shall be updated upon Closing: accrued wages to the extent related to former employees of the Business, non-management incentive bonuses of $38,278 and management incentive bonuses accrued of $48,576.

§5. Confidentiality. Purchaser agrees that the terms and conditions of the Confidentiality Agreement dated August 25, 2009 between Purchaser and Seller shall govern the use of all Confidential Information disclosed hereunder. Nothing herein shall restrict the ability of either party to use nonpublic information in connection with any claim, dispute, suit or proceeding between the parties relating to this Agreement. This Section 5 shall not restrict either party’s rights under Section 16(a) hereof.

§6. Further Assurances. At any time, and from time to time, after the Closing Date, upon the reasonable request of Purchaser, Seller shall execute, acknowledge and deliver to Purchaser such other instruments as are necessary or convenient to evidence the conveyance, assignment and transfer of the Assets to Purchaser. At any time, and from time to time, after the Closing Date, upon the reasonable request of Seller, Purchaser shall execute, acknowledge and deliver to Purchaser such other instruments as are necessary or convenient to evidence the assumption of the Assumed Liabilities by Purchaser. Each party shall execute such additional instruments, documents and certificates and take such actions as may be reasonably requested by any other party to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

§7. Transfer of Real Property. Upon payment of the Closing Date Consideration, Seller will convey the real property constituting the Facilities (the “Real Property”) to Purchaser in fee simple, clear of all encumbrances except easements, covenants and restrictions of record, which do not interfere with Purchaser’s intended use of the Real Property as of the date hereof, by a good and sufficient Warranty Deed, in the form set forth in Schedule I attached hereto (the “Warranty Deed”). Purchaser agrees that it shall not use the Real Property for any residential purpose or use and shall not transfer the Real Property to any other party for any residential purpose or use, except with the written consent of Seller, which shall not be unreasonably withheld. Seller agrees to pay all taxes, assessments or impositions legally levied or imposed upon the Real Property for the year 2009 and prior years. Taxes, assessments or impositions which may be legally levied or imposed upon the Real Property for the year 2009 shall be prorated to the Closing Date. Prior to Closing, Seller will have delivered to Purchaser a commitment of title insurance for the Real Property for examination, and by Closing, Seller will have taken all steps necessary to overcome any legal and valid objections to title. The cost of such title insurance shall be paid by Purchaser. SUBJECT ONLY TO ANY EXPRESS REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES THAT IT HAS INSPECTED THE REAL PROPERTY AS FULLY AS IT DESIRES, AND ACCEPTS THE REAL PROPERTY IN ITS “AS-IS” CONDITION. Purchaser acknowledges that no part of the Real Property is residential real property, and, to the extent that the Disclosure Statement requirements of South Dakota Codified Laws 43-4-37, et seq. may be deemed to pertain in any way, knowingly and intentionally waives any requirement that Seller provide any disclosure statement. Seller acknowledges that it will be responsible for and will pay any real estate transfer fee due pursuant to the terms of South Dakota Codified Laws 43-4-22. Purchaser acknowledges that the cost of recording any deed or deeds to the Real Property shall be Purchaser’s obligation.

§8. Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:

(a) Organization; Qualification; Authority. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington. Seller is qualified to do business or conduct affairs as a foreign corporation in all states in which the Business is currently conducted, except where the failure to be so qualified would not have a material adverse effect on Seller or the Assets. Seller has all requisite corporate power and authority to carry on the Business as it is now being conducted and to own and lease the properties and assets with respect to the Business which it now owns or leases. Seller has the requisite corporate power and authority to execute and deliver this Agreement and the other documents, instruments and agreements being entered into by it at the Closing (the “Seller Transaction Documents”), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and each and every other Seller Transaction Document have been duly authorized by all requisite corporate action of Seller. This Agreement and each and every Seller Transaction Documents constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with their respective terms, except as such validity, binding effect or enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b) Ownership and Sufficiency of Assets. Seller has, and will convey to Purchaser at Closing, good, indefeasible and marketable title to, or a leasehold interest in, all of the Assets, in each case free and clear of any Encumbrances.

(c) Agreement Related to Other Instruments. Except as set forth on Schedule 8(c), the execution and delivery of this Agreement and the other Seller Transaction Documents by Seller do not, and the performance of the transactions contemplated hereby and thereby by Seller will not, violate any provision of the Articles of Incorporation of Seller, as amended, or Bylaws of Seller, as amended, or constitute an occurrence of default under any provision of: (i) any mortgage, deed or trust, conveyance to secure debt, note, loan or lien of Seller; (ii) any contract, lease or sublease or other agreement of Seller; or (iii) any consent, order, judgment or decree to which Seller is a party or by which Seller is bound except, in each case, for violations or defaults that could not reasonably be expected to have a material adverse effect on the Assets, the Business or Seller’s ability to consummate the transactions contemplated hereby.

(d) Environmental Matters. Except as provided in Schedule 8(d) hereof or as disclosed in the Phase I environmental assessment dated October 19, 2000, May 15, 2009 and December 18, 2009, and the Phase II environmental assessment dated July 29, 2008, which assessments Purchaser acknowledges it has received prior to Closing, to the Knowledge of Seller (i) the Facilities, Assets and Business are in compliance in all material respects with applicable Environmental Laws, which compliance includes the possession by Seller of all material permits, registrations, approvals, licenses and other governmental authorizations required under Environmental Laws; (ii) there has been no release by Seller of any Hazardous Materials at, on, under or from the Facilities which require investigation or clean up under applicable Environmental Laws; (iii) no underground storage tanks are or have been located on, at, under or used by the Facilities; and (iv) there are no pending or threatened suits, litigation, claims, or other action concerning any of the Facilities, Assets or Business. Except as provided in Schedule 8(d) hereof, with respect to the Facilities and the Business, Seller has not received any written communication from any Governmental Entity during the past three years that alleges that Seller is not in compliance with Environmental Laws with respect to the Facilities, Assets, or operation of the Business. Seller has delivered to Purchaser complete copies of any material, non-privileged analyses, correspondence with Governmental Entities, documents, reports, studies or assessments in the possession or control of Seller or any Affiliate thereof that relate to any environmental condition of the Facilities, Assets or the Business, and Seller does not have knowledge of any other such analyses, correspondence, documents, reports, studies or assessments that relate to any environmental condition of the Facilities, Assets or the Business.

(e) Approvals. Except to the extent set forth on Schedule 8(e) hereto, no filing or registration with, and no consent, approval, authorization, license, permit or order of or notice to any Governmental Entity is required by any applicable law or by any applicable judgment, order or decree or any applicable rule or regulation of any Governmental Entity to permit Seller to execute, deliver or perform this Agreement or any other Seller Transaction Document.

(f) Contracts. Seller has delivered true and complete copies of all contracts, agreements, arrangements and commitments, and summaries of any oral agreements, arrangements and commitments, that are material to the Business (the “Material Contracts”) to Purchaser prior to the execution of this Agreement. Each Material Contract is in full force and effect in all material respects, and constitutes a valid and binding obligation of Seller, except as such validity, binding effect or enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally or by general equitable principles. Except as set forth on Schedule 8(f)(i), Seller is not, with respect to the Business or the operation thereof, a party to, nor are any of the Assets bound or subject to, any contract, agreement, or other commitment other than the Material Contracts or except by such contracts, agreements, or other commitments that are not material to the Business. Except as set forth in Schedule 8(f)(ii) hereto or except as would not result in a material adverse effect to the Business, no consent or approval from, or notice to, any third Person is required for transfer and assignment of the Assigned Contracts to Purchaser pursuant to this Agreement.

(g) Accounts Receivable. The Receivables included in the Assets are bona fide Receivables created in Seller’s ordinary course of business. Except as set forth on Schedule 8(g), Seller has not received written notice of any valid counterclaim, set-off, defense or lien.

(h) Litigation. Except as set forth on Schedule 8(h), there are no Actions pending or, to Seller’s Knowledge, threatened, by or against Seller or that otherwise relate to or may affect the Business or any of the Assets. None of Seller, the Business or any of the Assets is a party to, bound by or subject to any governmental order (nor are there any threatened to be imposed by any Governmental Entity); and to Seller’s Knowledge, there are no facts that, if known by a potential claimant or Governmental Entity, would give rise to a claim or proceeding that, if asserted or conducted with results unfavorable to Seller, would have a material adverse effect on the Business, the Assets or the transactions contemplated hereby.

(i) Compliance with Laws. Seller has not received written notice of any violation of any applicable Law or governmental order relating to the operation of the Business or to the Assets, and Seller is not aware of any threatened claim of such a violation (including any investigation relating thereto). Seller is not a party to, bound by or materially adversely affected by any governmental order or arbitration award with respect to the Business or the Assets.

(j) Taxes. Except as set forth in Schedule 8(j), to Seller’s knowledge, (a) all federal, state, local and foreign Tax information and Tax returns pertaining to the Assets required to be filed before the date hereof have been duly and timely filed and all such Tax returns are complete and accurate in all material respects, (b) all Taxes heretofore due and payable (whether or not shown to be due in such Tax information and returns) with respect to the Assets have been timely paid in full, (c) there are no liens for Taxes on the Assets, except for Taxes not yet due and payable, (d) none of the Assets is tax-exempt-use property within the meaning of Section 168(h) of the Code; and (e) Purchaser will not be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code or any provision of state or local law upon payment of the Purchase Price.

(k) Intellectual Property. Schedule 8(k)(i) sets forth a list, as of the date of this Agreement, of the Load King Intellectual Property used in or material to, the conduct of the Business as conducted by the Seller as of the date of this Agreement. Except as disclosed on Schedule 8(k)(ii), (a) Seller is the sole owner of the Load King Intellectual Property or has the sole right to use all of the Intellectual Property; and (b) the Load King Intellectual Property is free of Encumbrances; and (c) to Seller’s Knowledge, no governmental order has been rendered or is threatened by any Governmental Entity which would limit, cancel or question the validity of any Load King Intellectual Property.

(l) Product and Service Issues. There are no citations or decisions by any Governmental Entity stating that any product manufactured, sold, distributed or marketed by the Business since January 1, 2005 (the “Products”) is defective or unsafe or fails to meet any applicable safety standards promulgated by any Governmental Entity. To Seller’s Knowledge and except as set forth on Schedule 8(h), the Business has no liability arising out of any injury to any individual or property as a result of the ownership, possession, or use of any product manufactured, designed, distributed, sold, leased, delivered, distributed, sold, leased, delivered or placed into the stream of commerce by the Business.

(m) Purchase for Own Account. The Manitex Stock to be issued is being acquired by Seller for its own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state. Seller agrees to the imprinting, so long as required by law, of legends on certificates representing all of the Manitex Stock to the following effect:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS.”

§9. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

(a) Organization; Qualification; Authority. Purchaser, a wholly owned subsidiary of Manitex, is a Michigan corporation, duly organized, validly existing, and in good standing under the laws of the State of Michigan. Purchaser has all requisite corporate power and authority to carry on its current businesses and to own and lease the properties and assets which it now owns or leases. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the other documents, instruments and agreements to be entered into by it at the Closing (the “Purchaser Transaction Documents”), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each and every other Purchaser Transaction Document have been duly authorized and approved by all requisite corporate action of Purchaser. This Agreement and each and every other Purchaser Transaction Document constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with their respective terms, except as such validity, binding effect or enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b) Approvals. No filing or registration with, and no consent, approval, authorization, license, permit or order of any Governmental Entity is required by any applicable law or by any applicable judgment, order or decree or any applicable rule or regulation of any Governmental Entity, to permit Purchaser to execute, deliver or perform this Agreement or any other Purchaser Transaction Document.

(c) Agreement Related to Other Instruments. The execution and delivery of this Agreement and the other Purchaser Transaction Documents by Purchaser do not, and the performance of the transactions contemplated hereby and thereby by Purchaser will not, violate any provision of the current Articles of Incorporation or Bylaws of Purchaser or constitute an occurrence of default under any provision of: (i) any mortgage, deed or trust, conveyance to secure debt, note, loan or lien of Purchaser; (ii) any contract, lease or sublease or other agreement of Purchaser; or (iii) any consent, order, judgment or decree to which Purchaser is a party or by which Purchaser is bound, except for violations or defaults that would not impair the ability of Purchaser to consummate the transactions contemplated by this Agreement.

§10. Closing Deliveries by Seller. At the Closing, Seller shall execute and deliver or cause to be delivered to Purchaser the following, in form and substance reasonably satisfactory to Purchaser and Seller in the case of all documents:

(a) such bills of sale, deeds, assignments and other good and sufficient instruments of assignment and transfer as shall be required or as may be appropriate in order to vest in Purchaser all of Seller’s right, title and interest in and to all of the Assets;

(b) an incumbency certificate setting forth the names and respective signatures of the officers of Seller who have executed documents in connection with the Closing, certified by the Secretary or Assistant Secretary of Seller to be true and accurate as of the Closing Date; and

(c) evidence of the release of any Encumbrances on the Assets Known by Seller.

§11. Closing Deliveries by Purchaser. At the Closing, Purchaser shall execute and deliver or cause to be delivered or issued to Seller the following, in form and substance reasonably satisfactory to Purchaser and Seller in the case of all documents:

(a) An assignment and assumption agreement and other good and sufficient instruments of assignment and assumption as shall be required or as may be appropriate in order to evidence Purchaser’s assumption of the Assumed Liabilities;

(b) an incumbency certificate setting forth the names and respective signatures of the officers of Purchaser who have executed documents in connection with the Closing, certified by the Secretary or Assistant Secretary of Purchaser to be true and accurate as of the Closing Date;

(c) payment of One Hundred Thousand Dollars ($100,000) in immediately available funds;

(d) a Note from Purchaser in favor of Seller payable in Manitex Stock or in cash and in the form attached hereto as Exhibit D;

(e) the Purchase Note in the form attached as Exhibit A hereto and the Security Agreement in the form attached hereto as Exhibit B.

§12. Survival of Representations and Warranties; Indemnification.

(a) Survival of Representations and Warranties. All representations, warranties and covenants and agreements of the parties made in this Agreement (i) shall, subject to the limitations in Section 12(g) hereof, survive the Closing, and (ii) shall inure to the benefit of the parties (subject to Section 16(j) hereof) and their respective successors, heirs and permitted assigns.

(b) Indemnification by Purchaser. Subject to the terms and conditions of this Section 12, Purchaser agrees to indemnify and hold Seller, its Affiliates and their respective officers, directors, managers, employees and agents (“Seller Indemnified Parties”), harmless from and against and pay any and all Losses incurred, suffered or sustained by Seller or such other indemnified Persons listed above that result from, relate to or arise out of (i) any breach of any representation or warranty of Purchaser or any breach of or non-compliance with any covenant or agreement of Purchaser, in each case, contained in this Agreement; or (ii) the failure of Purchaser to pay, perform and discharge as and when due any Assumed Liability; or (iii) the operation of the Business or ownership or use of the Assets after the Effective Time (except to the extent Purchaser is entitled to indemnification for such Losses).

(c) Indemnification by Seller. Subject to the terms and conditions of this Section 12, Seller agrees to indemnify and hold Purchaser, its Affiliates and their respective officers, directors, managers, employees and agents (“Purchaser Indemnified Parties”) harmless from and against and pay any and all Losses incurred, suffered or sustained by Purchaser or such other indemnified Persons listed above, that result from, relate to or arise out of (i) any breach of any representation or warranty of Seller or any breach of or non-compliance with any covenant or agreement of Seller, in each case, contained in this Agreement; or (ii) the failure of Seller to pay, perform and discharge as and when due any Liability or obligation of Seller relating to the Business which is not specifically assumed by Purchaser in connection with this Agreement including the Excluded Liabilities.

(d) Notice. In the event of any investigation, litigation, action, proceeding or claim that might reasonably be expected to give rise to a claim for indemnification by either party, its Affiliates or any of their respective officers, directors, manager, employees or agents (each, an “Indemnified Party”) under this Section, such Indemnified Party shall give, or shall cause to be given by such Indemnified Party, written notice to the other party hereto (an “Indemnifying Party”) of the commencement of such investigation, litigation, action, proceeding or claim; provided, however, that the failure or delay of such Indemnified Party to give, or cause to be given, such notice shall not relieve such Indemnifying Party of its obligations under this Section, except to the extent that such Indemnifying Party actually suffers damages solely as a result of such failure or delay.

(e) Assumption of Defense. In the event that any such investigation, litigation, action, proceeding or claim is brought by a third party against any Indemnified Party, unless, in such Indemnified Party’s sole judgment (based on advice of counsel), a conflict of interest between such Indemnified Party and the relevant Indemnifying Party exists in respect thereto, such Indemnifying Party shall have the right to assume the defense thereof and defend the Indemnified Party against such investigation, litigation, action, proceeding or claim with counsel reasonably satisfactory to such Indemnified Party. Upon notice from any Indemnifying Party of its election to assume the defense of any such investigation, litigation, action, proceeding or claim as permitted hereby, such Indemnifying Party shall not be liable to any Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof (other than the reasonable costs of assisting in the defense thereof as required by this Section). Such Indemnifying Party shall in any event keep such Indemnified Party informed of the status of such investigation, litigation, action, proceeding or claim which it is defending and permit such Indemnified Party to participate in such investigation, litigation, action, proceeding or claim (at its own expense), and such Indemnified Party shall reasonably cooperate with such Indemnifying Party in the defense of such investigation, litigation, action, proceeding or claim and shall give such Indemnifying Party access to relevant books and records in its possession or under its control. If the Indemnifying Party declines (or is not permitted) to exercise its right to defend under this Section 12(e), the Indemnified Party will defend against such investigation, litigation, action, proceeding or claim in any manner consistent with its defense of similar claims and shall not consent to the entry of any dismissal or judgment, or enter into any settlement or compromise without the consent of the Indemnifying Party (not to be unreasonably withheld or delayed).

(f) Settlement by Indemnifying Party. Notwithstanding the foregoing Section 12(e), the Indemnifying Party shall not, in the defense of such claim, action or proceeding, consent to entry of any judgment or enter into any settlement, except with the written consent of the Indemnified Party (not to be unreasonably withheld or delayed), if the same does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim, action or proceeding.

(g) Limitation. The obligations of the parties to indemnify the Indemnified Parties pursuant to this Section 12 shall terminate, and no party hereto will have any Liability with respect to, any claim for any breach of any representation, warranty, covenant or agreement in this Agreement unless such party receives notice of such claim on or before the date one (1) year after the date hereof; provided, however, that (i) any claim relating to Section 8(d)(Environmental Matters) may be made at any time until the third anniversary of the date hereof, (ii) any claim relating to Section 8(a)(Organization; Qualification; Authority), 8(b)(Ownership and Sufficiency of Assets), 8(c)(Agreement Related to Other Instruments), 8(e)(Approvals), 9(a)(Organization; Qualification; Authority); 9(b)(Approvals); or 9(c)(Agreement Related to Other Instruments) (collectively, the “Fundamental Reps”) or any covenant or agreement to be performed after the Closing, including pursuant to Section 3(c), may be made at any time subject to the expiration of the applicable statute or period of limitations; and (iii) any claim relating to the Excluded Liabilities may be made at any time and shall survive hereafter indefinitely. If written notice for a claim has been given pursuant to Section 15 hereof on or prior to the last day of the applicable survival period above, then Liability for such claim shall survive with respect to such claim until such claim is finally resolved. Seller will have no Liability with respect to matters described in Section 12(c) until the total of all Losses with respect to such matters exceeds $250,000 (the “Basket”), provided that in measuring the Basket, the first $25,000 of Loss will be excluded from calculation of the Basket amount; and provided, further that the Basket and the $25,000 shall not apply to claims for breaches of representations and warranties related to Section 8(c) (Ownership and Sufficiency of Assets) or any claim relating to the Excluded Liabilities. If Purchaser suffers Losses in excess of the Basket, Seller will be obligated to indemnify for all such Losses in excess of the Basket, unless the claim is with respect to a Section of this Agreement to which the Basket does not apply, in which case Seller will be obligated to indemnify for all Losses. Seller’s obligation to indemnify Purchaser Indemnified Parties and Seller’s maximum aggregate Liability with respect to the matters described in Section 12(c) will be limited to an amount equal to Seven Hundred Fifty Thousand Dollars ($750,000) above the Basket (the “Cap”); provided, however, that the Cap shall be an amount equal to the Purchase Price, including any Earnout Amount paid by Purchaser to Seller under Section 3(c), for claims arising from breaches of representations and warranties related to Section 8(c) (Ownership and Sufficiency of Assets) or ; and provided, further that the Cap shall not apply to any claim relating to the Excluded Liabilities.

(h) Exclusive Remedy. The rights of indemnification provided for under this Section 12 shall be and provide the parties’ sole and exclusive legal remedies for matters covered by this Section 12, except this Section 12 will not affect any equitable remedy available to any party or any right of Seller or its Affiliates under Section 14(a) or any right of Buyer under 14(c).

(i) Recoveries; Calculation of Losses; Subrogation. An Indemnified Party shall be deemed to have suffered Losses that are indemnifiable under this Section only to the extent that such party has not received any recovery or benefit with respect to the facts and circumstances giving rise to such indemnification claim(s) from any third party (including any insurer) and all Losses hereunder shall be calculated net of such recoveries or benefits; and if an Indemnified Party receives such a recovery or benefit after receipt of an indemnification payment from the Indemnifying Party, then the Indemnified Party shall pay the Indemnifying Party the lesser of (i) the indemnification payment made by the Indemnifying Party for such matter and (ii) the amount of such third party recovery or benefit, net of reasonable expenses incurred in obtaining the recovery or benefit, promptly after receipt of such amount under any policy of insurance or from any third party in respect of such matter. Each party shall, and shall cause its Affiliates to, use commercially reasonable efforts to promptly make and pursue available insurance claims or claims against third parties relating to any facts and circumstances giving rise to any indemnification claims hereunder. In calculating the Losses for any indemnifiable matter hereunder, the amount of such Losses will be determined net of any tax benefits actually realized by the Indemnified Party or its Affiliates by reason of the facts and circumstances giving rise to the indemnification claim. If an Indemnified Party or its Affiliates realizes a tax benefit in respect of any particular indemnifiable matter at any time after an indemnification payment was made by the Indemnifying Party in accordance with this Agreement in respect of such indemnifiable matter, then Purchaser shall pay to the Indemnifying Party an amount in cash equal to such tax benefit, promptly after the realization of such tax benefit. Each party shall, and shall cause its Affiliates to, use commercially reasonable efforts to promptly pursue any tax benefits available by reason of the facts and circumstances giving rise to any indemnification claims hereunder. No Indemnifying Party shall have any Liability for any portion of the Losses from any indemnifiable matter that exist or arise because the Indemnified Party or any of its Affiliates failed to take commercially reasonable steps to mitigate its Losses with respect to such matter. After any indemnification payment is made to any Indemnified Party pursuant to this Section 12, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights (if any) of such Indemnified Party against any third party in connection with the Losses to which such payment relates. Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights. Any Losses payable under this Section 12 by the Indemnifying Party shall be offset on a dollar for dollar basis against any outstanding payment obligation owed by the Indemnified Party to the Indemnifying Party, including, but not limited to, any amounts that may be owed by Purchaser under Section 3(c) hereof and/or under the Purchase Note. Any Losses payable by Seller under this Section 12 for claims arising from breaches of representations and warranties related to Section 8(c) (title to assets) may, at Seller’s sole discretion, be satisfied in part by Seller returning to Purchaser the Manitex Stock received under section 3(b)(ii) hereof, for a value equal to Two Hundred Fifty Thousand Dollars ($250,000).

(j) Limitation on Representations and Warranties. Purchaser acknowledges that neither Seller, its Affiliates nor any Person acting on behalf of Seller or any of its Affiliates has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller, its Affiliates, the Assets or the Business provided to Purchaser (including any information, document, material, estimates, pro forma financial statements, forecasts or projections provided to or made available to Purchaser in any management presentation or any other form in expectation of the transactions contemplated by this Agreement), except as expressly set forth in this Agreement. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT SELLER IS NOT MAKING ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF OR RELATING TO THE ASSETS, SELLER OR THE BUSINESS, INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO THE FUTURE REVENUES OR PROFITABILITY OF THE BUSINESS OR AS TO THE MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OF ANY OF THE ASSETS OR REPRESENTATIONS OR WARRANTIES ARISING BY STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING OR USAGE OF TRADE. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND PURCHASER HEREBY ACCEPTS THE ASSETS ON AN “AS IS / WHERE IS” BASIS EXCEPT FOR THE EXPRESS REPRESENTATIONS OF SELLER SET FORTH HEREIN.

§13. Access to Records After Closing.

(a) At the request of Seller, Purchaser will and will cause its Affiliates to permit Seller to remove and/or copy (at Seller’s expense) any of the Transferred Records (other than any such records disposed of, destroyed or turned over in compliance with Section 13(b)) needed by Seller or its Affiliates in preparation for, opposition to, defense or prosecution of, or other participation in, any judicial or formal or informal administrative proceeding, any arbitration or mediation proceeding, or any other claim, suit, action, proceeding, or governmental investigation or tax or accounting matter which Seller or any of its past, present or future Affiliates are involved and which relate to the Assets or the Business. Any Transferred Records removed from Purchaser’s possession or copied pursuant to this Section shall be kept confidential by Seller in compliance with the provisions of Section 5 hereof. Purchaser shall and shall cause its Affiliates to make available on a reasonable basis to Seller and its Representatives, the personnel of Purchaser or its Affiliates to assist Seller and its Representatives in locating and obtaining any of the Transferred Records requested by Seller.

(b) Notwithstanding the foregoing, Purchaser may dispose of Transferred Records at any time if Purchaser provides written notice to Seller of Purchaser’s intent to do so and Purchaser permits Seller to take possession of and remove any such Transferred Records of which Purchaser proposes to dispose. Such written notice shall be given at least sixty (60) days prior to any disposal by Purchaser.

§14. Covenants of the Parties.

(a) Terex Intellectual Property. Notwithstanding anything to the contrary herein, Purchaser acknowledges and agrees that it is not purchasing any right to, or rights to use, the Terex Intellectual Property pursuant to this Agreement or otherwise and Seller is not conveying ownership rights or granting Purchaser or its Affiliates a license to use any of the Terex Intellectual Property and, after the Closing, Purchaser and its Affiliates shall not use in any manner the Terex Intellectual Property or any word or mark that is confusingly similar in sound, sight or appearance to “Terex” or “Genie” or the Terex crown. In the event Purchaser or any Affiliate of Purchaser violates any of its obligations under this Section 14(a), Seller or its Affiliates may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Purchaser agrees to remove any Terex Intellectual Property from the Assets promptly after Closing, and Seller agrees to promptly cease using all Load King Intellectual Property and file a name change with the secretaries of state of Colorado, Iowa, South Dakota, and Washington, discontinuing Seller’s use of the assumed names “Terex Load King” and “Precision Trailer,” as applicable.

(b) Transferred Employees.

(i) All eligible welfare benefit claims incurred before, whether or not reported as of, a Transferred Employee’s date of hire with Purchaser will be the obligation of Seller’s (or any of its Affiliates’) health and welfare plans (“Seller’s Plans”) and will not be the obligation of Purchaser’s health and welfare plans (“Purchaser’s Plans”). All eligible welfare benefit claims incurred on or after a Transferred Employee’s date of hire with Purchaser will be the obligation of Purchaser and Purchaser’s Plans and will not be the obligation of Seller or any of its Affiliates (or any of their employee benefit programs or Plans). For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (1) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or date of accident giving rise to such benefits; (2) health, vision, dental and/or prescription drug benefits, on the date such services, materials or supplies were provided; and (3) long-term disability benefits, on the eligibility date determined by the plan administrator for the individual.

(ii) To the extent Transferred Employees are covered under an employee benefit plan providing for COBRA continuation benefits, (1) Seller shall be responsible for the administration of and shall retain any and all obligations and liabilities for COBRA continuation coverage with respect to Transferred Employees and their dependents and beneficiaries for “qualifying events” occurring on or prior to the Closing Date or as a result of the transactions contemplated by this Agreement, and (2) Purchaser shall be responsible for all obligations and liabilities for COBRA continuation coverage for Transferred Employees and their dependents and beneficiaries with respect to “qualifying events” occurring after the Closing Date. Seller shall retain any and all obligations and liabilities for COBRA continuation coverage for all employees (and their dependents and beneficiaries) who are not Transferred Employees.

(iii) On or before the Closing Date, Seller agrees to timely perform and discharge all applicable requirements under the WARN Act and similar state and local laws for the notification of employees and state and local governmental bodies arising as a result of the consummation of the transactions contemplated hereby. On and after the Closing Date, Purchaser will be responsible for performing and discharging all requirements under the WARN Act and similar state and local laws for the notification of Purchaser’s employees and state and local governmental bodies. Purchaser and Seller acknowledge that their respective obligations under this Section 14(b)(iii) may be affected by certain hiring or termination decisions made by each of them during the 90-day period prior to and after the Closing Date. Accordingly, Purchaser and Seller agree to cooperate in good faith to provide sufficient information regarding their intentions to enable the other to discharge its obligations under this Section 14(b)(iii) in a timely manner. Purchaser and Seller further agree to provide sufficient information to each other to enable the identification of and timely notification to any employee to whom a notification obligation might attach.

(iv) Seller shall be responsible for the filing of Forms W-2 with the Internal Revenue Service and any required filings with state tax authorities, with respect to wages and benefits paid to each Transferred Employee for periods ending on or prior to the Closing Date. Purchaser shall be responsible for the filing of Forms W-2 with the Internal Revenue Service and any required filings with state tax authorities, with respect to wages and benefits paid to each Transferred Employee for periods from and after the Closing Date.

(v) Purchaser shall cause a Purchaser Plan that is qualified under Section 401(a) of the Code to accept a rollover of (A) the cash portion of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) to any Transferred Employee from any of Seller’s (or its Affiliates’, as applicable) Plans which are qualified under Section 401(a) of the Code, and (B) the portion of any such eligible rollover distribution that consists of a promissory note applicable to a loan from such Seller (or Affiliates’) Plan to such Transferred Employee.

(vi) No provision of this Agreement shall create any third party beneficiary rights in any Employee (including any beneficiary or dependent thereof). Nothing contained herein shall prevent Purchaser from terminating the employment of any Transferred Employee or amending or terminating the terms of any benefit plan.

(vii) Seller agrees to reimburse Purchaser for 50% of the direct out-of-pocket cost incurred by Purchaser after the Closing Date with respect to accrued vacation pay as of the Closing Date for Transferred Employees; it being understood that Seller shall have no payment obligation to the extent that any such accrued vacation days are used as additional vacation days by a Transferred Employee. Purchaser shall provide Seller with notice of such reimbursable expenses and reasonable proof thereof. Seller shall, within thirty (30) days of receipt of such notice and reasonable proof, either reimburse Purchaser at the agreed 50% rate or notify Seller to apply the dollar value of such reimbursable expense to reduce the next interest payment on the Purchase Note.

(c) Covenant Not To Compete.

(i) Seller agrees that, for the period commencing on the Closing Date and expiring on the fifth anniversary of the Closing Date, neither it nor any of its Affiliates shall compete in the United States, either directly or indirectly, alone or with others, as stockholders or otherwise, with the Business; provided that nothing in this Section 14(c) shall restrict Seller from (i) owning up to 5% of the outstanding voting stock of any Person competing with the Business provided that such ownership interest shall be passive and no officer or employee of Seller or any of its Affiliates shall be engaged in the management or serve as a director, officer or employee of such Person, (ii) hereafter acquiring and continuing to own a Person that owns, operates or otherwise competes with the Business if such operations account for no more than 25% of such acquired Person’s consolidated revenues at the time of such acquisition and (iii) hereafter be acquired or merge or otherwise be consolidated into by a Person that competes with the Business.

(ii) The parties hereto agree that the covenants set forth in this Section 14(c) are reasonable with respect to their duration, geographical area, and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 14(c). is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. The parties acknowledge that the consideration to be delivered at the Closing is sufficient consideration for the enforcement of this Section 14(c).

(d) Audit. Seller hereby agrees to complete as soon as reasonably practicable of the Closing Date, at its expense, an audit for the year 2008 of the Business in compliance with GAAP and other requirements as reasonably requested by Purchaser (“Audit”). The Audit shall be conducted by PricewaterhouseCoopers (“Auditor”) in accord with the audit agreement dated November 2009.

(e) Equitable Relief. The parties acknowledge that a breach by either party of any of its obligations under this Section 14 may not be reasonably or adequately be compensated in money damages; and that a breach of any of the provisions contained in this Section 14 may cause the other party and its Affiliates irreparable injury and damage. By reason thereof, the parties agrees that in the event of any actual or threatened violation of any provision of this Section 14 the non-breaching party shall be entitled, in addition to any other remedies it may have under this Agreement, to seek preliminary, temporary and permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of this Section 14 by a breaching party or its Affiliates.

(f) Other Documents and Assistance. As of the Closing, Seller agrees to use reasonable efforts to assist Purchaser with the transfer of all permits, approvals, licenses, consents and authorizations to be transferred pursuant to this Agreement and used to own or operate the Business, Assets and Facilities, including but not limited to executing and delivering any further documentation that may be requested from Seller by Purchaser.

(g) Release of Liens and Security Interests by Seller. Within forty five (45) days of the Closing Date, Seller shall deliver (or cause to be delivered) to Purchaser, documents or other evidence, in form and substance reasonably satisfactory to Purchaser, that any and all liens, encumbrances or security interests on or existing with respect to any of the Assets on or before the Closing Date have been released, including but not limited to (a) the filing of all UCC-3 partial termination/releases that Seller may reasonably require, releasing all of the Assets from any and all liens or security interests on or existing with respect to any Assets in favor of third parties, including without limitation any liens or security interests which are “blanket” liens or refer to “all assets” of the Seller, and (b) the filing of releases, in form sufficient for recordation at the U.S. Patent and Trademark Office, which release all lien and/or security interests of record in respect of intellectual property included in the Assets.

§15. Notices. All notices, requests, demands and other communications in respect of this Agreement shall be in writing (including telecopier communication) and mailed (by certified or return receipt requested or by any nationally recognized overnight express courier), telecopied or delivered to the following addresses (or such other address as any party shall have designated from time to time by notice to the other party):

If to Seller:	with a copy to:

Genie Industries, Inc.	Terex Corporation
18640 NE 67th Court	200 Nyala Farms Road
Redmond, Washington 98052	Westport, Connecticut 06880
Fax: (425) 556-8605	Fax: (203) 341-6860
Attn: Siva Balakrishnan	Attn: Scott Posner, Esq.

If to Purchaser, to:	with a copy to:

Manitex Load King, Inc.	Bryan Cave LLP
7402 W. 100th Place	161 North Clark Street, Suite 4300
Bridgeview, IL 60455	Chicago, IL 60601
Attn: David J. Langevin	Attn: Don Figliulo
E-mail address:	E-mail: don.figliulo@bryancave.com
DJLangevin@manitexinternational.com

All such notices and other communications shall, when mailed by return receipt requested or certified mail, or by means of any nationally recognized overnight express company, or telecopied, be effective when delivered to the notice address (as evidenced by any signature for delivery at the notice address) or upon receipt of confirmation of delivery thereof by telecopier, respectively and such notices or communications shall be effective when delivered at the address in the case of hand delivery. Either party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 15.

§16. Miscellaneous.

(a) Press Releases, etc. Except as may otherwise be agreed to by Purchaser and Seller, no press release or public announcement with respect to the subject matter of this Agreement shall be issued or made by any party, except as may be required to comply with applicable law or the requirements of any Governmental Entity (including in response to the Securities and Exchange Commission or pursuant to the rules and regulations of any recognized stock exchange) in which case the party so obligated will use commercially reasonable efforts, to the extent permitted by applicable law, to provide prompt written notice to the other party so that it may seek an appropriate protective order. Any public announcement or press release authorized hereunder shall only entitle the announcing party to use the other party’s name. Use of any trademark, logo or other proprietary mark by the announcing party shall require the other party’s prior written consent.

(b) Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original of this Agreement and all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement, and delivery by facsimile or electronic mail of an executed counterpart of any amendment or waiver of any provision of this Agreement to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(c) Section and Other Headings; Interpretation. The sections and other headings contained in this Agreement are for reference purposes only and shall not define, limit or extend the meaning or interpretation of this Agreement. The word “including” in this Agreement means “including without limitation.” The word “or” in this Agreement is disjunctive but not necessarily exclusive. All words in this Agreement will be construed to be of such gender or number as the circumstances require.

(d) Entire Agreement; Incorporation by Reference. All schedules and exhibits attached hereto are incorporated by reference. This Agreement and any other documents that may be incorporated by reference herein contain the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof (including any confidentiality agreements and letters of intent or similar documents).

(e) Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Except for rights of Affiliates of Seller under Section 14(a), nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties, or their respective successors or permitted assigns, any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

(f) Amendment or Modification. This Agreement may not be amended, supplemented or otherwise modified by the parties in any manner, except by an instrument in writing signed by each of the parties hereto.

(g) Waiver. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision, and the single or partial exercise of any right hereunder by any party shall not preclude any other or further exercise of such right or any other right by such party or the other party. No waiver by any Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving party.

(h) Severability. If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction, such determination shall not affect the validity or enforceability of the remaining provisions of this Agreement in such jurisdiction. If any provision of this Agreement, or the application thereof to any Person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, the unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(i) Expenses. All expenses incurred by the parties hereto in connection with the negotiation of this Agreement and documentation of the transactions contemplated hereby, including without limitation, all expenses of counsel and accountants employed by the parties, shall be borne solely and entirely by the party which has incurred such expense. This provision shall not limit the right to indemnification of any party for expenses of counsel and other experts and advisors.

(j) Assignment. This Agreement may not be assigned (in whole or in part) by either party without the prior written consent of the other party; provided, that either party may assign this Agreement to an Affiliate or to any Person that succeeds to substantially all of the assets or business of such party (irrespective of the form of transaction).

(k) Governing Law; Waiver of Trial by Jury. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws principles. The parties hereto hereby agree to be subject to personal jurisdiction in the federal and state courts of the State of New York located in New York City, New York and any award which may be enforced in regard to this Agreement may be enforced in such federal and state courts of the State of New York. Each of the parties hereto hereby agrees to irrevocably and unconditionally waive trial by jury in any judicial proceeding between the parties arising out of or related to the transactions contemplated by this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, on the date first set forth above, intending to be legally bound thereby.

SELLER:

GENIE INDUSTRIES, INC.

By:	/s/ Eric Cohen
Eric Cohen, Vice President

PURCHASER:

MANITEX LOAD KING, INC.

By:	/s/ David J. Langevin
David J. Langevin, President